EXHIBIT 4(e)

                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                751 BROAD STREET
                            NEWARK, NEW JERSEY 07102

                     GUARANTEED MINIMUM INCOME BENEFIT RIDER

This Guaranteed Minimum Income Benefit Rider is made part of your Annuity. If the terms of your Annuity and those of this Rider conflict, the provisions of this Rider shall control. The benefit provided pursuant to the terms of this Rider is a "Guaranteed Minimum Income Benefit."

General: This Rider outlines the requirements for a program designed to guarantee that a minimum amount will be available after at least a minimum amount of time as the basis for a series of annuity payments, irrespective of the changes in your Account Value due to the performance of the investment options before such annuity payments begin. This minimum amount is called the "Protected Value." The amount of time is called the "Waiting Period." The initial Protected Value is an amount determined at the beginning of the Waiting Period. During the Waiting Period this amount is increased by an interest factor called the "Roll-Up Percentage."

The Protected Value only has value in relation to this Guaranteed Minimum Income Benefit - it is not an amount available for surrender or partial withdrawals. Also it is not used in the calculation of annuity payments under the regular annuity options of your Annuity, calculation of any guaranteed minimum death benefit provided by your Annuity or calculation of any other benefit provided by any other rider made part of your Annuity.

Some of the requirements for the program include, but are not limited to, the length of the Waiting Period, how we calculate the Protected Value, the impact of withdrawals during the Waiting Period, the types of annuity payments payable, and the factors we use in calculating the annuity payments.

There is a charge for this benefit. It is shown in the Schedule Supplement.

Effective Date of the Rider: The Effective Date of the Rider is shown in the Schedule Supplement.

Mechanics of a Program

A. Start of a Program: As of the Effective Date of the Rider or of any reset of this benefit, as described below in the section entitled "Resets", the Protected Value, the Waiting Period and the Roll-Up Percentage are as follows:

     1. Protected Value: Your initial Protected Value is the Account Value on the Effective Date of the Rider or the date of any reset.

     2. Waiting Period: The Waiting Period is shown in the Schedule Supplement. It is the minimum amount of time that must pass between the later of the Effective Date of this Rider, or the date of any reset, until annuity payments may begin.

     3. Roll-Up Percentage: The Roll-Up Percentage is shown in the Schedule Supplement.

B. During the Waiting Period: During the Waiting Period, your Protected Value increases and various transactions have an impact on your Protected Value, as described below. It also increases in the same manner beyond the Waiting Period, subject to the limitations discussed below, until you exercise the benefit as discussed below in the "Exercising the Benefit" section.

     1. Calculating the Protected Value: Subject to limits called the "Cap" and the "Roll-Up Cut-Off Date" discussed below, we calculate the Protected Value as follows:

          a. We increase the Protected Value each day by the daily equivalent of the Roll-Up Percentage.

          b. We add to the Protected Value an amount equal to any Net Purchase Payment and any Credits allocated to Account Value in relation to Purchase Payments received after the Waiting Period begins. Also, we increase the value of these additions each day by the daily equivalent of the Roll-Up Percentage, starting on the date such amounts are allocated to your Account Value.

          c. We reduce the Protected Value if you take partial withdrawals. Subsequent to a partial withdrawal, increases due to the Roll-Up Percentage apply to the Protected Value reduced by the effect of the partial withdrawal.

               The effect of a partial withdrawal of Account Value depends on a number of factors, as follows:

               i. Before the Protected Value reaches either the Cap or this benefit reaches the Roll-Up Cut-Off Date: We reduce the Protected Value by the exact amount of any cumulative partial withdrawals of Account Value in an Annuity Year that do not exceed the "Dollar-for-Dollar Limit." The Dollar-for-Dollar Limit from the Effective Date of the Rider up to the following anniversary of the Issue Date of the Annuity is a percentage of the initial Protected Value. On or after the first anniversary of the Issue Date of the Annuity subsequent to the Effective Date of this Rider, the Dollar-for-Dollar Limit is a percentage of the Protected Value as of the anniversary of the Annuity's Issue Date for that Annuity Year. This percentage is shown in the Schedule Supplement as the Dollar-for-Dollar Limit Percentage.

                    We also reduce the Protected Value in relation to any cumulative partial withdrawals of Account Value in an Annuity Year that exceed the Dollar-for-Dollar Limit. We determine the reduction in relation to the entire amount of each such withdrawal at the time it occurs, as follows:

                    The Protected Value after the withdrawal equals the Protected Value immediately before the withdrawal less the sum of (A) and (B); where:

                    (A) is the Remaining Dollar-for-Dollar Amount before the withdrawal, which is defined below; and

                    (B)  is the result of multiplying (1) times (2), where:

                          (1) is the Protected Value immediately before the withdrawal less the Remaining Dollar-for-Dollar Amount before the withdrawal; and

                          (2) is an adjustment factor of (a) divided by (b), where:

                               (a) is the current withdrawal amount less the Remaining Dollar-for-Dollar Amount immediately before the withdrawal; and

                               (b) is your Account Value immediately before the withdrawal less the Remaining
                                    Dollar-for-Dollar Amount immediately before the withdrawal.

                                    The Remaining Dollar-for-Dollar Amount is the then current Dollar-for-Dollar Limit before the withdrawal less cumulative withdrawals in that Annuity Year before the current withdrawal, but not less than zero.

               ii. If the Protected Value equals the Cap or this benefit reaches the Roll-Up Cut-Off Date: We reduce the Protected Value proportionately in relation to all withdrawals taken on or after the anniversary of the Annuity's Issue Date that occurs on or immediately after the date the Protected Value equals the Cap or this benefit reaches the Roll-Up Cut-Off Date. The proportion as to any withdrawal equals the proportionate reduction in the Account Value as a result of such withdrawal.

          d. The Protected Value is limited by a "Cap." Until the Protected Value first increases to the level of the Cap, the Cap equals the Cap Percentage shown in the Schedule Supplement times the sum of the Protected Value at the beginning of the Waiting Period and all Net Purchase Payments and any Credits we provide in relation to Purchase Payments received after the Waiting Period begins; and is reduced due to withdrawals in the same manner as we reduce the Protected Value in c. i. above.

               Once the Protected Value has reached the Cap, the Protected Value is increased by the amount of any additional Net Purchase Payments and any Credits we provide in relation to Purchase Payments received after the Cap is first reached, and is reduced due to withdrawals in the same manner as we reduce the Protected Value in c. ii. above.

          e. We stop increasing the Protected Value by the Roll-Up Percentage as of the date called the "Roll-Up Cut-Off Date." The Roll-Up Cut-Off Date is shown in the Schedule Supplement. The Protected Value is increased by additional Net Purchase Payments received after the Roll-Up Cut-Off Date and any Credits we provide in relation to Purchase Payments allocated after the Roll-Up Cut-Off Date. We decrease the Protected Value by the effect of any partial withdrawals occurring after the Roll-Up Cut-Off Date. The decrease is calculated as noted in c.ii, above.

     2. Investment Limitations: As part of the consideration for the benefit provided by this Rider, we may limit the investment options in which you may allocate Account Value. Also, we may require that you invest in only certain investment options or require that you maintain all or a portion of your Account Value in accordance with an asset allocation model. At any time until this Rider is terminated, these requirements may be implemented, suspended or changed. This includes changing prohibited investment options, changing required investment options or changing the required limitation between one type of investment limitation and another. Any limitations are stated in the Supplemental Application for this benefit and will prevail without change until the time of a reset. We reserve the right to change the investment limitations applicable to your Annuity at the time of a reset. Any changes will first be approved by the Superintendent of Insurance. Any transfers resulting from our implementing or changing any investment limitations will not be counted in determining the number of free transfers made during an Annuity Year.

     3. Resets: The following information is shown in the Schedule Supplement regarding resets:

          a.   the amount of times you may reset this benefit, if any; and

          b. the reset age limit, if applicable. Resets must occur before the Annuitant reaches this age.

          Unless you request otherwise, resets occur as of the Valuation Period we receive your request at our Office in Good Order. We will not accept a request to reset the benefit on a date which is more than 30 days after the date we receive your request.

          The initial Protected Value upon reset is the Account Value as of the Valuation Period the reset takes effect. The new Waiting Period starts as of that same date. All prior Net Purchase Payments, Credits or reductions due to partial withdrawals prior to the reset are ignored for purposes of calculating the Protected Value and the Cap. The effective date of the reset is used in calculating applicable annuity rates if and when this benefit is exercised. However, the Benefit Exercise Limit does not change.

     4. Charge for the Rider: The charge is shown in the Schedule Supplement. It is a percentage of the average Protected Value between the date of the prior charge (or the Effective Date of this Rider if no prior charge has been assessed) to the date as of which the charge is applied. The charge is taken pro-rata from the investment options in which you maintain Account Value as of the date the charge is due. No market value adjustment applies to amounts withdrawn from any MVA Option to pay this charge.

          The charge is applied on each anniversary of the Annuity's Issue Date while this Rider is in effect. A pro-rata portion of the charge is applied when the following transactions occur on any Valuation Period other than such an anniversary: (a) Account Value is moved from the Annuity's investment options to begin annuity payments; (b) elective termination of this Rider; (c) surrender; and (d) a partial withdrawal of a size which leads us to send you any remaining Surrender Value according to the terms of your Annuity. This charge does not apply on or after any date we transfer your Account Value in order to begin annuity payments.

          Upon any reset, we may increase the charge to that then applicable to new annuity purchasers of the same class of Annuity. However, if applicable, a limited number of resets noted in the Schedule Supplement will not be subject to such an increase.

          Your charge may depend on the other optional benefits you elect, and the combined risk we incur in offering those specific benefits. Should you elect to terminate one of the other optional benefits that we took into consideration in determining your charge, or if the spouse continues the Annuity with this benefit but the other optional benefits we took into consideration cease due to death, we may increase your charge for this benefit to that which would have applied as of the Effective Date of this Rider had you not elected the other applicable benefit or benefits. This amount is shown in your Schedule Supplement, if applicable.

     5. Continuation by a Spouse Beneficiary: If the Annuity is continued by a spouse Beneficiary, this Rider continues in effect. This continuation does not change the then current Protected Value, Waiting Period, Cap or the number of times the benefit may be reset. However, if the Annuitant designation is changed, the Roll-Up Cut-Off Date may change as noted in the "Changing the Annuitant" section below. The charge will not be affected unless it took into consideration other optional benefits and those other benefits are no longer in effect due to the death.

     6. Changing the Annuitant: If you change the Annuitant designation, we calculate the Roll-Up Cut-Off Date based on the age of the new Annuitant. However, changing the Annuitant designation, for whatever reason, may result in automatic termination of this Rider, as indicated in the "Termination of this Rider" section, below.

     7. Limitation on Additional Purchase Payments: We may limit additional Purchase Payments if we determine that as a result of the timing and amounts of your Additional Purchase Payments and partial withdrawals, the Protected Value is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to artificially increase the Protected Value is the relative size of Additional Purchase Payments.

     8. Maximum Protected Value per Life: Any applicable maximum Protected Value applicable to any Annuitant is shown in the Schedule Supplement. This maximum would apply irrespective of the Cap, the Roll-Up Cut-Off Date, any additional Purchase Payments, any resets or the purchase of other annuities from us providing for this or any equivalent guaranteed minimum income benefit.

     9. Termination of this Rider: Termination of this Rider is subject to the following rules:

          a. Elective Termination: Whether you may elect to terminate this Rider, and, if applicable, when you may terminate this Rider is shown in the Schedule Supplement. We may require you to submit this Rider and the Schedule Supplement to us at our Office before we agree to terminate the benefit.

          b. Termination due to Death: This Rider terminates automatically as of the date the Annuity's death benefit is payable, unless the Annuity is continued by a spouse Beneficiary.

          c. Termination resulting from the start of Annuity Payments: This Rider terminates automatically as of the date we transfer all Account Value in order to begin annuity payments, whether pursuant to your decision to exercise this benefit or pursuant to the annuity options of your Annuity.

          d. Termination upon Surrender: This Rider terminates upon surrender of the Annuity to which it is made a part.

          e. Termination due to Annuitant Change: This Rider will terminate automatically if you designate a new Annuitant such that:

               i. The new Annuitant is older than the age for which we would then issue this benefit as of the effective date of such a change; or

               ii. The Waiting Period would extend beyond any date that Annuity Payments would be required to begin in relation to the age of the new Annuitant.

          a. Termination Upon Reaching the Benefit Exercise Limit: If you have not elected to exercise this benefit, this Rider terminates automatically upon reaching the "Benefit Exercise Limit" shown in the Schedule Supplement, as discussed below in the "Exercising the Benefit" section.

          If this Rider terminates pursuant to subsections a. or e. above, we will consider you to have elected to remain in any applicable asset allocation program then in effect unless you instruct us otherwise.

C. Annuity Payment Options: We guarantee to make available annuity payments under the payout options described below if you elect to exercise this benefit. We may make other options available. We make annuity payments to you. No surrenders or withdrawals are permitted under either option. We may make payment frequencies other than monthly available.

     1. Single Life and Certain Period Annuity: Under this option we make fixed monthly payments while the Annuitant is alive. However, if the Annuitant dies in the first ten years, we pay any remaining payments to your Annuity's Beneficiary until the end of the ten-year period. The ten years are measured from the Valuation Period this option takes effect.

     2. Joint Life and Certain Period Annuity: Under this option, we make fixed monthly payments while either the Annuitant or any named Co-Annuitant are alive. However, the level of payments subsequent to the first death of the Annuitant or Co-Annuitant may differ as follows:

          i. If the Annuitant is the survivor, the level of payments does not change.

          ii. If the Co-Annuitant is the survivor, the level of payments after ten years, measured from the Valuation Period this option takes effect, is 50% of the prior payments.

          However, if both the Annuitant and Co-Annuitant die in the first ten years, we pay the remaining payments to your Annuity's Beneficiary until the end of the ten-year period. The ten years are measured from the Valuation Period this option takes effect.

D. Exercising the Benefit: You are not required to exercise this benefit and begin to take annuity payments under the options described above. You may exercise the benefit as of the end of the Waiting Period, or as of any subsequent anniversary of the end of the Waiting Period, until the "Benefit Exercise Limit" shown in the Schedule Supplement. If you reset the Waiting Period, the earliest you may exercise the benefit is as of the end of the reset Waiting Period.

     You must notify us at our Office of your desire to exercise the benefit within 30 days after the end of the Waiting Period or any subsequent anniversary of the end of the Waiting Period until the Benefit Exercise Limit. We may require you to provide written notice in Good Order.

E. Calculating Annuity Payments: Based on the annuity payment option you elect, the annuity payment amount will be the higher of 1. and 2., each less applicable taxes; where

     1. is the amount that would be payable by applying your Account Value to our then current annuity rates per $1,000 of Account Value for such option; and

     2. is the amount payable by applying your Protected Value to the annuity rates per $1,000 of Protected Value applicable to this Guaranteed Minimum Income Benefit ("GMIB"), as described below. These GMIB annuity rates may be lower than the guaranteed minimum annuity rates applicable for annuity options provided in your Annuity.

          The annuity rates are based on the Adjusted Age, and where permitted by law, the gender of the Annuitant and any Co-Annuitant.

F. GMIB Annuity Rates: The GMIB annuity rates in the tables below assume payments for life and 120 monthly certain payments, and are based on an interest rate and a mortality rate, as follows:

     1. Interest rate: The interest rate used is an effective annual interest rate. The rate to be used, and the corresponding table of annuity rates, depend on the number of completed years since the later of the Effective Date of the Rider or the effective date of the last reset. The applicable interest rates and tables of annuity rates are shown below.

                 Completed Number of Years
                 since the Later of the Effective
                 Date of the Rider or the Effective
                 Date of the Last Reset                           Interest Rate                 Applicable Table
                 ----------------------                           -------------                 ----------------
                  9 or less                                          2.00%                              A
                 10 or more                                          2.50%                              B

     2. Mortality Rate: The mortality rate is based on the Annuity 2000 valuation mortality table, with four-year setbacks, ten-year generational setbacks and projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment. Where required by law or regulation, we will use an equivalent unisex mortality table.

     The rates below in Tables A and B are based on the Annuitant's Adjusted Age. The Adjusted Age is the Annuitant's age last birthday prior to the day on which the first annuity payment is due, adjusted as shown in the "Translation of Adjusted Age" Table, which follows.


                                     Table A

--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
   Adjusted                                Adjusted                                 Adjusted
     Age           Male       Female         Age           Male        Female          Age         Male        Female
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      41          $2.74       $2.60           61          $3.92        $3.61           81         $6.81        $6.41
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      42           2.78        2.63           62           4.01         3.69           82          7.00         6.62
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      43           2.82        2.67           63           4.11         3.77           83          7.18         6.83
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      44           2.86        2.70           64           4.21         3.86           84          7.36         7.04
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      45           2.90        2.74           65           4.32         3.96           85          7.53         7.24
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      46           2.95        2.77           66           4.43         4.06           86          7.70         7.44
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      47           2.99        2.81           67           4.56         4.17           87          7.86         7.64
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      48           3.04        2.85           68           4.68         4.28           88          8.01         7.82
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      49           3.09        2.90           69           4.81         4.40           89          8.16         7.99
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      50           3.15        2.94           70           4.95         4.52           90          8.29         8.15
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      51           3.20        2.99           71           5.10         4.66           91          8.41         8.29
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      52           3.26        3.04           72           5.25         4.80           92          8.52         8.42
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      53           3.32        3.09           73           5.41         4.94           93          8.62         8.54
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      54           3.38        3.14           74           5.57         5.10           94          8.72         8.64
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      55           3.45        3.20           75           5.73         5.27           95          8.80         8.74
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      56           3.51        3.26           76           5.91         5.44
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      57           3.59        3.32           77           6.08         5.62
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      58           3.66        3.39           78           6.26         5.81
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      59           3.74        3.46           79           6.44         6.00
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      60           3.83        3.53           80           6.63         6.20
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------

                                     Table B

--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
   Adjusted                                Adjusted                                 Adjusted
     Age           Male       Female         Age           Male        Female          Age         Male        Female
--------------- ----------- ------------ ------------- ------------- ------------ ------------- ------------ -----------
      41          $3.03       $2.89           61         $4.19         $3.88           81         $7.06       $6.66
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      42           3.07        2.92           62          4.28          3.96           82          7.24        6.87
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      43           3.11        2.95           63          4.38          4.04           83          7.42        7.07
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      44           3.15        2.99           64          4.48          4.13           84          7.60        7.28
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      45           3.19        3.02           65          4.59          4.23           85          7.77        7.49
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      46           3.23        3.06           66          4.70          4.33           86          7.94        7.68
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      47           3.28        3.10           67          4.82          4.43           87          8.10        7.87
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      48           3.33        3.14           68          4.95          4.54           88          8.25        8.05
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      49           3.38        3.18           69          5.08          4.66           89          8.39        8.22
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      50           3.43        3.22           70          5.22          4.79           90          8.52        8.38
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      51           3.48        3.27           71          5.37          4.92           91          8.64        8.52
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      52           3.54        3.32           72          5.51          5.06           92          8.75        8.65
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      53           3.60        3.37           73          5.67          5.21           93          8.85        8.77
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      54           3.66        3.42           74          5.83          5.36           94          8.94        8.87
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      55           3.72        3.48           75          6.00          5.53           95          9.02        8.96
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      56           3.79        3.54           76          6.17          5.70
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      57           3.86        3.60           77          6.34          5.88
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      58           3.94        3.66           78          6.52          6.06
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      59           4.02        3.73           79          6.70          6.26
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------
      60           4.10        3.80           80          6.88          6.46
--------------- ----------- ------------ ------------- ------------ ------------- ------------- ----------- ------------


                       Translation of Adjusted Ages Table


------------------------------- ------------------------ ----------------------------- ------------------------
    Calendar Year in Which                                  Calendar Year in Which
     First Payment Is Due            Adjusted Age            First Payment Is Due           Adjusted Age
------------------------------- ------------------------ ----------------------------- ------------------------
      2010 through 2019           Actual Age minus 1          2060 through 2069          Actual Age minus 6
------------------------------- ------------------------ ----------------------------- ------------------------
      2020 through 2029           Actual Age minus 2          2070 through 2079          Actual Age minus 7
------------------------------- ------------------------ ----------------------------- ------------------------
      2030 through 2039           Actual Age minus 3          2080 through 2089          Actual Age minus 8
------------------------------- ------------------------ ----------------------------- ------------------------
      2040 through 2049           Actual Age minus 4          2090 through 2099          Actual Age minus 9
------------------------------- ------------------------ ----------------------------- ------------------------
      2050 through 2059           Actual Age minus 5
------------------------------- ------------------------ ----------------------------- ------------------------


                   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                             /s/ CLIFFORD E. KIRSCH
                      [__________________________________]
                                    Secretary